OFFER TO PURCHASE FOR CASH
BY
SECURITY LAND & DEVELOPMENT CORPORATION
OF
UP TO 2,526,247 SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE OF $1.25 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., E.D.T., ON
MARCH 15, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.

Security Land & Development Corporation, a Georgia corporation (the "Company"), has offered to purchase for cash up to 2,526,247 shares of its common stock at a price, less any applicable withholding taxes and without interest, of $1.25 per share, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated February 7,2017 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together, as they may be supplemented or amended from time to time, constitute the "Offer").

Only shares properly tendered and not properly withdrawn will be purchased. The Company will purchase shares on the terms and subject to the conditions of the Offer, including the proration provisions and "odd lot" provisions contained therein. The Company reserves the right, in its sole discretion, to increase the number of shares it purchases by an amount that does not exceed 2% of its outstanding shares.

If the number of shares properly tendered is less than or equal to 2,526,247 shares (or such greater number of shares as the Company may elect to purchase pursuant to the Offer, subject to applicable law and the Offer to Purchase), the Company will, on the terms and subject to the conditions of the Offer, purchase all shares so tendered. Shares that are tendered but not purchased because of proration provisions will be returned to the tendering stockholders at our expense promptly after the expiration of the Offer. See Section 6 and Section 7 of the Offer to Purchase.

For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase dated February 7, 2017;

2. The Letter of Transmittal (including Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9) for your use and for the information of your clients, together with the accompanying Substitute Form W-9;

3. The Notice of Guaranteed Delivery to be used to accept the Offer and tender shares pursuant to the Offer if the procedure for book-entry transfer cannot be completed by the Expiration Date or if all other required documents cannot be delivered to the Company by the Expiration Date;

4. A printed form of letter which you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients' instructions with regard to the Offer;

5. Letter to stockholders, dated February 7, 2017; and

6. A return envelope addressed to T. Greenlee Flanagin, President, Security Land & Development Corporation, 2816 Washington Road, Augusta, GA 30909 .

Certain conditions of the Offer are described in Section 10 of the Offer to Purchase.

Your prompt action is requested. We urge you to contact your clients as promptly as possible.  Please note that the Offer and withdrawal rights will expire at 5:00 P.M., Augusta, Georgia time, on March 15, 2017, unless the Offer is extended.

For shares to be tendered properly pursuant to the Offer:

(a) the certificates for such shares; or

(b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Under no circumstances will interest be paid on the purchase price of the shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

The Company will not pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions and requests for additional copies of the enclosed material may be directed to the Company’s President at his address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,
Security Land & Development Corporation

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THEREIN.